UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 14, 2011, American Realty Capital New York Recovery REIT, Inc. (the “Company”) sent notice to holders of its Series A Convertible Preferred Stock (the “Preferred Shares”) that the Company intends, effective December 15, 2011 (the “Conversion Date”), to exercise its option to convert all the Preferred Shares into common stock in the Company on a one-for-one basis.

In December 2009, the Company commenced a private offering to “accredited investors,” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended, of up to $50,000,000 in Preferred Shares, subject to an option to increase the offering to up to $100,000,000 in Preferred Shares (the “Private Offering”). Pursuant to the terms of the Private Offering, the Private Offering terminated on September 2, 2010, the effective date of the Company’s registration statement on Form S-11 for its initial public offering. The Company received aggregate gross offering proceeds, net of certain discounts, of approximately $16.9 million from the sale of Preferred Shares in the Private Offering. As of November 14, 2011, approximately 2.0 million Preferred Shares were outstanding. The conversion of the Preferred Shares into common shares will result in dilution of our common stockholders’ interest in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: November 18, 2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors